Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule 13E-3
(Form Type)

Hailiang Education Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation			Fee rate	Amount of Filing Fee
Fees to Be Paid	US$	46,910,197.71	(1)	0.0000927	US$	4,348.58	(2)
Fees Previously Paid		—				—
Total Transaction Valuation	US$	46,910,197.71
Total Fees Due for Filing					US$	4,348.58
Total Fees Previously Paid						—
Total Fee Offsets						—
Net Fee Due					US$	4,348.58

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the aggregate cash payment for the proposed per share cash payment of $0.894375 for 52,450,256 issued and outstanding shares of the issuer (including shares represented by the American Depositary Shares, each representing 16 ordinary shares) subject to the transaction (the “Transaction Valuation”).

(2)	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the U.S. Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying the Transaction Valuation by 0.0000927.